Exhibit 10.4
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”) is entered into this 24th day of February, 2011, by and between Stewart Enterprises, Inc., a Louisiana corporation (the “Company”), and Thomas J. Crawford (the “Consultant”).
RECITALS
     WHEREAS, Thomas J. Crawford will be retiring from his position as President and Chief Executive Officer of the Company effective April 7, 2011 (the “Retirement Date”);
     WHEREAS, Thomas M. Kitchen, Mr. Crawford’s successor as President and Chief Executive Officer, has requested that Mr. Crawford provide consulting services to the Company, particularly with regard to strategic initiatives in which he had been primarily involved;
     WHEREAS, the Compensation Committee of the Board of Directors has approved the consulting arrangements described in this agreement; and
     WHEREAS, Mr. Crawford is willing to be available to provide consulting services to the Company on the terms and subject to the conditions contained herein.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Engagement. The Company hereby engages the Consultant and the Consultant hereby accepts engagement as a consultant to the Company in accordance with the terms of this Agreement.
     2. Term. The term of this Agreement (the “Term”) shall commence as of the “Retirement Date” and shall continue for 60 days thereafter.
     3. Scope of Services and Duties. During the Term, the Consultant agrees to be reasonably available by telephone and electronic mail to consult, advise and assist in connection with such matters as the Company may request and as are within his area of expertise and prior experience, particularly with respect to certain strategic initiatives in which he has been primarily involved. The Consultant agrees to devote such time as is reasonably necessary to effectively assist the Company with regard to these matters. The parties agree that the level of services expected to be provided by the Consultant shall not affect the date of the Consultant’s “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, which shall occur on the Retirement Date
     4. Consulting Fees; Expenses. In consideration for the Consultant’s performance of the services hereunder, the Company shall pay the Consultant a fee of $62,000 payable in two equal installments of $31,000 on May 7, 2011 and June 7, 2011. During the Term, the Consultant shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by the Consultant in performing services hereunder, provided that such expenses are incurred hereunder and accounted for in accordance with the policies and procedures established by the Company.
     5. Company Provided Items. During the term of this Agreement the Company shall furnish Consultant with a blackberry (or comparable device), cell phone, laptop computer and a company email address, with appropriate linkage to the Company’s communication or intranet network, with any charges incurred by Consultant related to such items to be paid or reimbursed by the Company to the extent used for Company business.
     6. Independent Contractor. It is the intention of the parties to establish an independent contractor relationship, and not an employer-employee relationship, partnership or joint venture. The Consultant shall not be deemed employed by the Company for purposes of any federal or state withholding taxes, and the Company shall not be responsible or required to withhold or pay any such taxes for or on behalf of the Consultant. Unless otherwise specifically agreed upon in writing, the Consultant shall not have any authority to act as the Company’s agent for any purposes, or to otherwise incur any liability or obligation in the name or on behalf of the Company.
     7. Compliance with Company Insider Trading Policy. The Consultant agrees that during the Term, he will comply with the Company’s insider trading policy to the extent relevant to his activities, including refraining from trading in the Company’s securities while he is in possession of material nonpublic information.
     8. Integrated Agreement; Amendments. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties. This Agreement may be amended or modified at any time in all respects, but only by an instrument in writing executed by the parties.
     9. Successors. This Agreement shall be binding and inure to the benefit of the Company and to each of its successors and assigns. The Consultant shall have no right to assign this Agreement and any attempt to do so shall result in a termination of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STEWART ENTERPRISES, INC.
By:
Name:
Title:

Thomas J. Crawford

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